Exhibit 10.34
THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, amended, restated and executed at Montreal, Quebec, by Lafarge Canada Inc.
     WITNESSETH THAT:
     WHEREAS, Lafarge Canada Inc. (“Lafarge”) maintains for the benefit of certain employees an unfunded retirement plan known as the Lafarge Canada Inc. Supplemental Executive Retirement Plan to provide certain benefits to those employees in addition to those payable under the Lafarge Canada Inc. Salaried Employees’ Pension Plan (the “Retirement Plan”);
     NOW, THEREFORE, the Lafarge Canada Inc. Supplemental Executive Retirement Plan is hereby amended and restated, effective 31 October 2001, as follows:

Section 1.
Defined Terms. As used herein, the term “Plan” means this Lafarge Canada Inc. Supplemental Executive Retirement Plan, effective as of 7 May 1997, and as from time to time in effect thereafter. Unless the context clearly indicated otherwise, the other words and phrases used in this Plan shall have the meanings assigned to them under the provisions of the Retirement Plan.

Section 2.
Nature of the Plan. This plan is intended to be an unfunded plan (except as otherwise provided under the Plan) maintained primarily for the purpose of providing pension benefits for a select group of management or highly compensated employees of Lafarge.

Section 3.
Administration. This Plan shall be administered by the Board of Directors of Lafarge (the “Board”). The Board shall interpret the provisions of this Plan and perform and exercise all of the duties and powers granted to it under the terms of this Plan by action of a majority of its members in office from time to time. The Board may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made and other action taken by the Board shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan.

Section 4.	Eligibility. Each Employee who is an Executive for the purposes of Part V of the Retirement Plan shall be a Plan Member for purposes of this Plan.

Section 5.
Benefits. If a Plan Member, a Spouse or a designated beneficiary or, estate in lieu of, commences to receive a monthly retirement income, or would have been eligible to commence receiving a monthly retirement income where benefits under the Retirement Plan have been commuted, then Lafarge shall

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pay to such Plan Member, Spouse, designated beneficiary or estate a monthly retirement income equal to the amount by which:
i)	the monthly retirement income that would have been payable to such Plan Member, Spouse, designated beneficiary or estate under the Retirement Plan had such income been computed without regard to the maximum benefits limitation imposed by the Retirement Plan, exceeds

ii)	the monthly retirement income payable under the Retirement Plan or where benefits under the Retirement Plan have been commuted, the monthly retirement income that is the Actuarial Equivalent to the benefit commuted.

For greater clarity, the sum of the monthly amounts payable or which would have been payable as aforesaid to such Plan Member, Spouse, designated beneficiary or estate under this Plan and the Retirement Plan will equal the monthly amount such Plan Member, Spouse, designated beneficiary or estate would have been entitled to receive under the provisions of the Retirement Plan if such amount was computed without regard to the maximum benefits limitation of the Retirement Plan. If a Plan Member, a Spouse, a designated beneficiary or an estate commences to receive a monthly retirement income under the Retirement Plan, the benefits payable under this Plan shall be paid coincident with the benefits paid to such Plan Member, Spouse, designated beneficiary or estate under the Retirement Plan. Where benefits under the Retirement Plan have been commuted, the benefits under this Plan payable to a Plan Member, a Spouse, a designated beneficiary or estate shall commence to be paid on the first of any month as elected by the Plan Member, Spouse, designated beneficiary or estate as applicable, provided that such date is not earlier or later than the earliest or latest retirement date under the Retirement Plan. The benefits to a Plan Member, Spouse, designated beneficiary or estate cannot be commuted and transferred from the Plan, except as otherwise provided in Section 8.

Section 6.
Expatriates. Any period, following a period of employment in Canada, during which the Plan Member received no Earnings from Lafarge or a Participating Company and throughout which the Plan Member was employed by a foreign associate or affiliate of Lafarge or of a Participating Company, shall be considered as Credited Service for the purpose of the computation of the benefit under Section 5.(i).

Section 7.	Vesting. Benefits under the Plan shall vest in the Plan Member, the Spouse, the designated beneficiary or estate under the same conditions as under the Retirement Plan.

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Section 8.
Commuting. Lafarge reserves the right to commute benefits due under the Plan and pay such commuted value in a lump sum amount to the Plan Member, Spouse, designated beneficiary or estate, as applicable, provided that such commuted value qualifies as a small amount under the rules and regulations governing the administration of the Plan. Commuted values shall be calculated in accordance with such rules and regulations.

Section 9.
Source of Benefits. The benefits payable under this Plan shall be paid by Lafarge solely out of its general assets. No provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant to any Plan Member or his or her Spouse or other beneficiary any property right or beneficial ownership interest of any kind in the assets of Lafarge. To the extent that any Plan Member or his or her Spouse or other beneficiary acquires a right to receive payments from Lafarge under this Plan, such right shall be no greater than the right of any unsecured general creditor of Lafarge.

Section 10.
Spendthrift Provision. No right or interest of a Plan Member or his or her Spouse or other beneficiary under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligations or liability of such Plan Member, Spouse or beneficiary.

Section 11.
Employment Non-contractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Plan Member’s employment with Lafarge, and Lafarge may terminate the employment of such Plan Member as freely and with the same effect as if this Plan had not been established.

Section 12.
RCA Trust. Upon a Change of Control, as defined under Section 14, Lafarge shall, as soon as possible, but in no event later than twenty (20) days following the Change of Control, establish a Trust (“RCA Trust”) which will qualify as Retirement Compensation Arrangement under the Income Tax Act (Canada), and make an irrevocable contribution to the RCA Trust in an amount that is sufficient to pay each Plan Member who has completed at least five (5) years of membership in the Retirement Plan, or Spouse or beneficiary of such Plan Member, the benefits to which they would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred. The RCA Trust shall be established concurrently with the making of such contribution and shall have terms and conditions substantially similar to the draft Retirement Compensation Arrangement Trust Agreement appended to the Plan.

Any payment out of the RCA Trust shall discharge, to the extent of such payment, the obligations of Lafarge under this Plan.

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Section 13.
Amount of Contribution. The amount of the contribution to the RCA Trust shall be determined by Lafarge using assumptions and methods consistent with the windup of the Retirement Plan on the date of Change of Control and which take into account the tax treatment of the RCA Trust. Such amount shall be determined for the Plan Members as a group, unless the Board decides otherwise. Benefits payable under the Plan to a Plan Member not eligible to receive an immediate pension shall be valued by taking into account his Credited Service and Final Average Earnings under the Retirement Plan up to the date of Change of Control and on the assumption that such Plan Member would have chosen to receive his pension on the date that produces the greatest retirement value.

Section 14.	Change of Control. Unless the context clearly indicates otherwise, for purposes of this Plan:
(a)	“Board of Company” means the Board of Directors of Company.

(b)	“Change of Control” means either (i) a Change of Control of Company or (ii) a Change of Control of Lafarge, S.A.

(c)	“Change of Control of Company” means any one of the following:
(1)	Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board of Company;

(2)	Except for Lafarge, S.A. and its subsidiaries, any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its or their respective affiliates (as defined in Rule 405 under the Securities Act of 1933), becomes the beneficial owner, directly or indirectly, of 20% or more of Company’s then outstanding common stock or 20% or more of voting power of Company’s then outstanding securities entitled generally to vote for the election of directors in a transaction opposed by at least a majority of the Continuing Directors in office immediately prior to consummation of such acquisition;

(3)	The occurrence or the approval by Company’s stockholders of the merger or consolidation with any other corporation, the sale of all or substantially all of the assets of Company or the liquidation or dissolution of Company unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as

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defined in Rule 12b-2 under the Securities Exchange Act of 1934 of the United States of America) of such corporation;

(4)	At least a majority of the Continuing Directors in office immediately prior to the occurrence of any of the events described in paragraphs (1), (2) or (3) of this Section 14(c), determines that any such event, if it occurs, would constitute, a Change of Control of Company; or

(5)	At least a majority of the Continuing Directors in office immediately prior to any other action taken or proposed to be taken by Company’s stockholders or by the Board of Company, determines that such action constitutes, or that such proposed action, if taken, would constitute a Change of Control of Company.
(d)	“Change of Control of Lafarge, S.A.” means either of the following:
(1)	At least a majority of the Continuing Directors in office immediately prior to the occurrence of any event involving Lafarge, S.A. of the nature described in paragraphs (1), (2) or (3) of Section 14(c) hereof, determines that such event, if it occurs, would constitute a Change of Control of Lafarge, S.A.;

(2)	At least a majority of the Continuing Directors in office immediately prior to any other action taken or proposed to be taken by Lafarge, S.A. stockholders of by its board of directors, determines that such action constitutes, or that such proposed action, if taken, would constitute a Change of Control of Lafarge, S.A.
(e)	“Company” means Lafarge North America Inc.

(f)	“Continuing Directors” means those persons who are either (i) Directors on the date hereof, (ii) Directors designated as Continuing Directors by a majority of the Continuing Directors, (iii) Directors elected by a majority of the Continuing Directors at a meeting of the Board, (iv) Directors nominated by a majority of the Continuing Directors who are thereafter elected by the stockholders of Company at a meeting thereof, or (v) Directors elected by consent of the stockholders of Company if, thereafter, a majority of the Continuing Directors designate such Director as a Continuing Director; provided, however, that a Continuing Director associated or affiliated with, or acting as an agent or nominee, of any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), or their respective affiliates (as defined in Rule 405 under the Securities Act of 1933), initiating or attempting to initiate a transaction designed to result in a Change of Control of Company or a Change of Control of Lafarge, shall not be deemed a Continuing Director.

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(g)	“Directors” means the members of the Board of Company.

Section 15.
Amendment and Termination. The Board shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce or eliminate Lafarge’s obligation for the payment of benefits accrued under this Plan as of the date of such amendment or termination, such benefits to be determined as if the Retirement Plan had terminated on that date.

LAFARGE CANADA INC.
Per: /s/ Alain Fredette